Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES 50 PERCENT INCREASE IN QUARTERLY CASH DIVIDEND

First Quarter Dividend of $0.06 Per Common Share Declared

CARPINTERIA, Calif. – March 26, 2007 –CKE Restaurants, Inc. (NYSE: CKR) announced that on March 20, 2007, its Board of Directors declared a first quarter dividend of $0.06 per share of common stock to be paid on June 11, 2007 to its stockholders of record at the close of business on May 21, 2007. The Company had 67,198,004 shares of common stock issued and outstanding as of March 20, 2007.

Andrew F. Puzder, president and chief executive officer commented, “Our Board of Directors’ approval of a 50 percent increase in our quarterly cash dividend reflects both the Board’s and my increased confidence in the continued financial stability of our Company and the potential of our future growth plans. Over the past two years, we have returned more than $102 million to our shareholders through quarterly cash dividends ($17.2 million) and share repurchases ($85.1 million). This dividend increase further underscores our commitment to returning capital to our stockholders.”

As of the end of its fiscal 2007 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,113 franchised, licensed or company-operated restaurants in 43 states and in 14 countries, including 1,079 Carl’s Jr. restaurants, 1,923 Hardee’s restaurants and 95 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond our control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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